Exhibit 10.18

THIRD MODIFICATION AGREEMENT

THIS THIRD MODIFICATION AGREEMENT (this “Agreement”) is made and entered into so as to be effective as of June 30, 2013, by and between FUTUREFUEL CHEMICAL COMPANY, a Delaware corporation whose address or principal place of business is 2800 Gap Road, Batesville, Arkansas 72501 (hereinafter referred to as “Borrower”) and REGIONS BANK, with an address at 8182 Maryland Ave., Suite 200, Clayton, Missouri 63105 (hereinafter referred to as “Bank”).

WITNESSETH:

WHEREAS, Bank extended certain financing to Borrower on March 14, 2007, in the original aggregate principal amount of Fifty Million and 00/100 Dollars ($50,000,000.00) (the "Loan") pursuant to that certain Credit Agreement by and between Bank and Borrower dated March 14, 2007 (“Credit Agreement”); and

WHEREAS, as evidence of the indebtedness incurred under the Loan, Borrower has previously executed and delivered to Bank a certain Revolving Credit Promissory Note executed by Borrower and payable to the order of Bank in the original principal amount of Fifty Million and 00/100 Dollars ($50,000,000.00) dated March 14, 2007 (the “Note”); and

WHEREAS, the Note is secured by, among other things, that certain Security Agreement – Accounts and Inventory, executed by Borrower for the benefit of Bank dated March 14, 2007 (the “Security Agreement”); and

WHEREAS, Borrower and Bank agreed to modify certain of the terms and conditions of the Loan Documents (as such term is defined below) and agreed to add FFC Grain, L.L.C., an Arkansas limited liability company (“FFC Grain”) as a guarantor of the Loan, pursuant to the terms and conditions of that certain First Modification Agreement dated so as to be effective as of May 21, 2009 (the “First Modification”) along with those certain other ancillary documents relating thereto: and

WHEREAS, Borrower and Bank agreed to further modify the terms of the Loan Documents pursuant to the terms of that certain Second Modification Agreement dated so as to be effective as of March 14, 2010 (the “Second Modification”) along with those certain other ancillary documents relating thereto; and

WHEREAS, Bank is the present holder of the Note; and

WHEREAS, Borrower has requested that Bank further modify certain of the terms and conditions of the Loan Documents, and Bank is willing to so modify certain of the terms and conditions of the Loan Documents, subject to the terms and conditions of this Agreement as are more fully set forth below; and

WHEREAS, as a condition precedent to Bank agreeing to extend the Maturity Date and further modify certain of the terms and conditions of the Loan Documents, Bank has requested that Borrower provide certain additional Guaranties of the Obligations as a condition precedent to Bank entering into this Agreement;

NOW, THEREFORE, in consideration of time and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, but subject to all the conditions and provisions contained in the Credit Agreement, the Note, the Security Agreement, the First Modification, the Second Modification, this Agreement and all other documents evidencing or securing the Loan (collectively, the "Loan Documents"), except as herein modified, Borrower hereby agrees to and with Bank and its successors and assigns as follows:

1.     All capitalized terms used herein, except as modified hereby shall have the same meanings as set forth in the Credit Agreement.

2.     The Maturity Date is hereby extended from June 30, 2013, until June 30, 2018, at which time all amounts due and owing under the Note shall be due and payable without notice or demand.

3.     The definition of “Fixed Charges” as set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and the following language is inserted in lieu thereof:

“Fixed Charges -- for any period of calculation and without duplication, the sum of (i) Interest Expense, (ii) Maintenance Capital Expenditures, (iii) federal, state and local income taxes, (iv) current maturities of principal of long term Indebtedness, and (v) Distributions (but for purposes of this definition only specifically excluding Distributions to FutureFuel Corp., a Delaware corporation), all for such period.”

4.     The language found in Section 3.01 of the Credit Agreement is hereby deleted in its entirety and the following language is inserted in lieu thereof:

“3.01     Interest and Charges. Interest under the Revolving Credit Loans shall bear interest at (i) the Adjusted Base Rate or (ii) the Adjusted Interbank Rate, such to be based upon the Leverage Ratio (as such term is defined in Section 6.03(b) hereof) of Borrower as determined based on the ranges set forth below. Interest shall be computed on the actual days elapsed over a year of 360 days:

Leverage Ratio	Applicable Margin for Interbank Rate Loans	Applicable Margin for Base Rate Loans	Commitment Fee
Greater than or equal to 3.00 to 1.00	1.70%	-0.55%	0.25%
Equal to or greater than 2.00 to 1.00 but less than 3.00 to 1.00	1.50%	-0.70%	0.25%
Equal to or greater than 1.00 to 1.00 but less than 2.00 to 1.00	1.25%	-1.00%	0.25%
Less than 1.00 to 1.00	1.00%	-1.00%	0.25%

The initial Applicable Margin for Base Rate Loans as of June 30, 2013, shall be -1.00% and the Applicable Margin for Interbank Rate Loans as of June 30, 2013, shall be 1.00%. Thereafter, each of the foregoing shall be adjusted, to the extent applicable, sixty (60) days after the end of each fiscal quarter based on the Leverage Ratio as of the last day of the prior fiscal quarter; provided that if the Borrower fails to deliver the financial statements required by Section 6.01(b) and the related Compliance Certificate by the 30th day after any fiscal quarter, the Applicable Margin for Loans, that would apply if the Leverage Ratio were equal to or greater than 3.00 to 1.00 shall apply until such financial statements and Compliance Certificate are delivered.”

5.     The language found in Section 3.10 of the Credit Agreement is hereby deleted in its entirety and the following language is inserted in lieu thereof:

“3.10     Unused Line Fee.»

The Borrower agrees to pay to the Bank, on the first day of each month for the immediately preceding month, a fee equal to 0.25% per annum of the difference between Fifty Million and 00/100 Dollars ($50,000,000.00) and the average monthly Revolving Credit Loan outstanding balance (which monthly Revolving Credit Loan outstanding balance shall include but not be limited to the aggregate amounts of any and all letters of credit that may be issued by Bank in connection with the sub-line available to Borrower pursuant to the terms and conditions of Section 2.02(b) hereof); provided, however, that the Borrower shall not be obligated to pay such fee if such fee arises solely due to the Bank's decision to cease making Revolving Credit Loans to the Borrower.”

6.     The language found in Section 6.01(b)(i) of the Credit Agreement is hereby deleted in its entirety and the following language is inserted in lieu thereof:

“(i)     Quarterly Statements. As soon as available and in any event within sixty (60) days after the end of each fiscal quarter of each fiscal year of the Borrower, an internally prepared consolidated balance sheet of the Borrower as of the end of such fiscal quarter and internally prepared consolidated income statements as of the end of such fiscal quarter and for the fiscal year-to-date, each certified by the Borrower's chief financial officer, together with a certification from Borrower’s chief financial officer or other officer acceptable to Bank indicating that Borrower is not in default of the Loan Documents or any other material agreement to which Borrower is a party;”

7.     The language found in Section 6.01(b)(ii) of the Credit Agreement is hereby deleted in its entirety and the following language is inserted in lieu thereof:

“(ii)     Year-End Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, final internally prepared consolidated financial statements (as described above but including a statement of changes in financial position) as of the end of such fiscal year of the Borrower, each certified by the Borrower's chief financial officer, together with a certification from Borrower’s chief financial officer or other officer acceptable to Bank indicating that Borrower is not in default of the Loan Documents or any other material agreement to which Borrower is a party. In the event that FutureFuel Corp., a Delaware corporation, ceases to be a public company, then the consolidated financial statements to be provided by Borrower to Bank pursuant to this Section 6.01(b)(ii) shall be audited by certified public accountants reasonably satisfactory to Bank;”

8.     The language found in Section 6.01(b)(iv) of the Credit Agreement is hereby deleted in its entirety and the following language is inserted in lieu thereof:

“(iv)     Quarterly Compliance Certificates. As soon as available and in any event within sixty (60) days after the end of each fiscal quarter, a compliance certificate, in the form attached hereto as Exhibit C, setting forth (A) detailed written calculations for such period or as of the last day of such period, as appropriate, indicating Borrower’s compliance (or failure of compliance) with each of the financial covenants sets forth in Section 6.03 below, and (B) a certification that no Default or Event of Default exists as of the date of such certificate, or if any Default or Event of Default exists, providing detailed information concerning the nature of all existing Defaults or Events of Default, which such compliance certificate shall be certified by Borrower’s Chief Financial Officer or President; and”

9.     The following language shall be added as a new Section 6.01(q) to the Credit Agreement:

“(q)     Affiliates as Guarantors. If requested by Bank, Borrower shall cause any new affiliate or subsidiary of Borrower to execute and deliver to Bank a Guaranty as additional security for the Obligations. For purposes of this Section 6.01(q) only, the terms “affiliate” and “subsidiary” shall mean and be deemed references to any Person in which Borrower has a controlling ownership interest.”

10.     As a condition precedent to the effectiveness of this Agreement, Borrower shall cause Legacy Regional Transport, L.L.C., a Delaware limited liability company (“Legacy”) to execute and deliver to Bank a certain Continuing Unlimited Guaranty Agreement (the “Legacy Guaranty”), such to be in form and substance satisfactory to Bank. From and after the date of this Agreement, the term “Guarantors” as set forth in the Credit Agreement shall be deemed to include Legacy, and the term “Guaranty” shall be deemed to include the Legacy Guaranty.

11.     The obligations of Bank hereunder shall be subject to satisfaction of the following conditions precedent:

(a)	Borrower’s execution and delivery to Bank of this Agreement and the Legacy Guaranty;

(b)

Borrower’s execution and delivery to Bank of such other documents, certificates and agreements as Bank reasonably may require, including, without limitation, certain certificates confirming the organizational and operational documents of Borrower, FutureFuel Corp., a Delaware corporation (“FutureFuel”), and FFC Grain, and the authority of Borrower, FutureFuel and FFC Grain to enter into the transactions contemplated by this Agreement.

12.     Effective upon execution hereof by the parties, Borrower hereby represents, covenants and warrants to Bank as follows:

(a)	The representations and warranties in the Loan Documents are true and correct as of the date hereof;

(b)	There is currently no Default Event of Default under the Loan Documents;

(c)

The Loan Documents are in full force and effect and, following the execution and delivery of this Agreement, they continue to be the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and subject to the discretion of courts in applying equitable remedies;

(d)

There has been no material adverse change in the financial condition of Borrower, Guarantors or any other party whose financial statement has been delivered to Bank in connection with the Loan from the date of the most recent financial statement received by Bank;

(e)	As of the date hereof, Borrower has no claims, counterclaims, defenses, or set-offs with respect to the Loan or the Loan Documents as modified herein; and

(f)

Borrower is validly existing under the laws of the State of its formation or organization and has the requisite power and authority to execute and deliver this Agreement and to perform the Loan Documents as modified herein. The execution and delivery of this Agreement and the performance of the Loan Documents as modified herein have been duly authorized by all requisite action by or on behalf of Borrower. This Agreement has been duly executed and delivered on behalf of Borrower.

13.     Borrower specifically understands and agrees that Bank is consenting to the terms and conditions of this Agreement in reliance upon all of the security previously pledged to Bank as security for the repayment of the Note, including but not limited to the continuing validity and enforceability of: (i) that certain Continuing Unlimited Guaranty Agreement executed by FutureFuel and dated March 14, 2007 (as previously reaffirmed, the “FutureFuel Guaranty”); and (ii) that certain Continuing Unlimited Guaranty Agreement executed by FCC Grain and dated June 30, 2009 (as previously reaffirmed, the “FCC Grain Guaranty”). Borrower further acknowledges and agrees that the effectiveness of this Agreement is expressly conditioned upon the receipt by Bank of Consent and Reaffirmation Agreements of each of the FutureFuel Guaranty and the FCC Grain Guaranty executed by FutureFuel and FCC Grain, respectively, such to be in form and substance satisfactory to Bank in Bank’s sole discretion.

14.     Borrower hereby confirms and ratifies the Note, and any agreement securing or related to the Note. This Agreement serves as a modification of the Loan Documents and not a replacement or novation thereof.

15.     Borrower shall reimburse Bank for all expenses incurred by Bank in connection with this Agreement, including reasonable attorneys' fees incurred by Bank in connection herewith.

16.     Borrower represents to Bank and agrees that the covenants and agreements in the Note and other obligations secured thereby, except as herein modified, shall be and remain in full force and effect, subject to all the conditions and provisions contained in the Loan Documents.

17.     Borrower represents to Bank that Borrower has no defenses, set-offs, claims, actions, causes of action, damages, demands or any other claims of any kind or nature whatsoever, whether asserted or unasserted, against Bank as of the date hereof with respect to any action previously taken or not taken by Bank.

Without limiting the generality of the foregoing, Borrower waives, releases and forever discharges Bank and Bank's employees, agents, officers and directors from and against any and all rights, claims, action, causes of action, damages, demands, incidental or consequential damages and all other claims of whatsoever nature which may now exist or which may later accrue or arise out of any dealings between them occurring on or before the date of this Agreement.

18.     Borrower further acknowledges and agrees that the Bank is specifically relying upon the representations, warranties, and agreements contained herein and that this Agreement is being executed by Borrower and delivered to Bank as a material inducement to the Bank to forbear from exercising contractual remedies, if any, currently available to Bank, including foreclosure, attachment, and prosecution in collection of any outstanding indebtedness under the Note and all security interests, encumbrances, liens, deeds of trust, mortgages and other collateral given as security therefore.

19.     This Agreement shall not be deemed to constitute an alteration, waiver, annulment, or variation of any of the terms and conditions of the Loan Documents except as expressly set forth herein. Any term or condition of the Loan Documents that is inconsistent with this Agreement is deemed modified to be consistent herewith. If, for any reason, this Agreement is invalid, the Note shall be enforceable in accordance with its original form as heretofore amended.

20.     No amendment, modification, supplement, termination, consent or waiver of any provision of this Agreement, nor consent to any departure therefrom, will in any event be effective unless the same is in writing and is signed by the party against whom enforcement of the same is sought. Any waiver of any provision of this Agreement and any consent to any departure from the terms of any provision of this Agreement is to be effective only in the specific instance and for the specific purpose for which given.

21.     Captions contained in this Agreement have been inserted herein only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

22.     For purposes of executing this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier or submitted in portable document format (PDF) is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile, telecopy or PDF document is to be re-executed in original form by the parties who executed the facsimile, telecopy or PDF document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine or via email as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Paragraph.

23.     This Agreement may be executed by the parties on any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.

24.     This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, letters of intent, understandings, negotiations and discussions of the parties, whether oral or written.

25.     The parties will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

26.     This Agreement and the rights and obligations of the parties hereunder are to be governed by and construed and interpreted in accordance with the laws of the State of Missouri applicable to contracts made and to be performed wholly within Missouri, without regard to choice or conflict of laws rules.

27.     Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction is, as to such jurisdiction, ineffective to the extent of any such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof, or affecting the validity, enforceability or legality of such provision in any other jurisdiction, unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

28.     All provisions of this Agreement are binding upon, inure to the benefit of, and are enforceable by or against, the parties and their respective heirs, executors, administrators or other legal representatives and permitted successors and assigns.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED, THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

Signature Page Follows

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed as of the day and year first above written.

REGIONS BANK

By:	/s/ John Holland
John Holland, Senior Vice President

FUTUREFUEL CHEMICAL COMPANY,
a Delaware corporation

By:	/s/ Paul A. Novelly
Paul A. Novelly, Chief Executive Officer